Exhibit 2.2

Execution Version

Dated September 25, 2014

CHIQUITA BRANDS INTERNATIONAL, INC.

and

FYFFES PLC

SUPPLEMENTAL EXPENSES REIMBURSEMENT AGREEMENT

THIS SUPPLEMENTAL AGREEMENT is made on September 25, 2014

BETWEEN:

CHIQUITA BRANDS INTERNATIONAL, INC.
a company incorporated in New Jersey
(hereinafter called “Chiquita”)

- and -

FYFFES PLC
a company incorporated in Ireland
with registered number 73342
having its registered office at
29 North Anne Street, Dublin 7, Ireland
(hereinafter called “Fyffes”)

RECITALS:

1.	Chiquita and Fyffes have agreed to combine on the terms set out in the Rule 2.5 Announcement and the Transaction Agreement.

2.	Fyffes and Chiquita entered into the Expenses Reimbursement Agreement which sets out the agreement between the Parties as to, among other things, the reimbursement in certain circumstances by (i) Fyffes of certain expenses incurred and to be incurred by Chiquita for the purposes of, in preparation for, or in connection with the Combination and (ii) Chiquita of certain expenses incurred and to be incurred by Fyffes for the purposes of, in preparation for, or in connection with the Combination.

3.	Following negotiations between the Parties, the Parties wish to amend the terms of the Expenses Reimbursement Agreement as set out herein.

NOW IT IS HEREBY AGREED as follows:

1.	Definitions

1.1	In this Supplemental Agreement the defined terms shall have the same meaning as the defined terms set out in the Expenses Reimbursement Agreement except as otherwise provided for below:

“Announcement of Revision of Exchange Ratio”, the announcement in the Agreed Form to be made by the Parties in respect of their agreement to a change in the exchange ratio as described in the Transaction Agreement;

1.2	Construction

(a)	In this Supplemental Agreement, words such as “hereunder”, “hereto”, “hereof” and “herein” and other words commencing with “here” shall, unless the context clearly indicates to the contrary, refer to the whole of this Supplemental Agreement and not to any particular section or clause thereof.

1

(b)	In this Supplemental Agreement, save as otherwise provided herein, any reference herein to a section, clause, schedule or paragraph shall be a reference to a section, sub-section, clause, sub-clause, paragraph or sub-paragraph (as the case may be) of this Supplemental Agreement.

(c)	In this Supplemental Agreement, any reference to any provision of any legislation shall include any amendment, modification, re-enactment or extension thereof and shall also include any subordinate legislation made from time to time under such provision, and any reference to any provision of any legislation, unless the context clearly indicates to the contrary, shall be a reference to legislation of Ireland.

(d)	In this Supplemental Agreement, the masculine gender shall include the feminine and neuter and the singular number shall include the plural and vice versa.

(e)	In this Supplemental Agreement, any reference to an Irish legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall, in respect of any jurisdiction other than Ireland, be deemed to include a reference to what most nearly approximates in that jurisdiction to the Irish legal term.

(f)	In this Supplemental Agreement, any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms.

(g)	In this Supplemental Agreement, any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented, including by waiver or consent, and all attachments thereto and instruments incorporated therein.

(h)	Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Transaction Agreement.

1.3	Captions

The headings or captions to the clauses in this Supplemental Agreement are inserted for convenience of reference only and shall not affect the interpretation or construction thereof.

1.4	Time

In this Supplemental Agreement, references to time are to Irish times unless otherwise specified.

2.	Pre-condition

This Supplemental Agreement shall not have effect unless and until the Announcement of Revision of Exchange Ratio has been issued.

2

3.	Amendments to the Agreement

3.1	In consideration for and as an inducement to Fyffes agreeing to release the Announcement of Revision of Exchange Ratio, the Agreement is hereby amended as follows:

(a)	The definition of “Fyffes Cap” in Clause 1.1 is hereby deleted;

(b)	The text of Clause 4.1 is hereby deleted and replaced with the following text:

“Subject to the provisions of this Agreement, Chiquita agrees to pay Fyffes, if any Fyffes Payment Event occurs, an amount equal to 3.5% of the total value attributable to the issued share capital of Chiquita that is subject to the Merger (excluding, for the avoidance of doubt, any treasury shares and any Chiquita Shares held by Fyffes or any Associate of Fyffes) as set out in the Rule 2.5 Announcement calculated based on the closing price of a Chiquita Share on the Business Day prior to the date of the occurrence of the Fyffes Payment Event (the payments provided for in this Clause 4.1, the “Fyffes Reimbursement Payments”). Upon Fyffes becoming entitled to a Fyffes Reimbursement Payment, Chiquita shall have no further liability in connection with the termination of the Transaction Agreement (for the avoidance of doubt, other than the obligation to pay a Fyffes Reimbursement Payment pursuant to this Agreement), whether under the Transaction Agreement or this Agreement or otherwise, to Fyffes or its shareholders; provided that nothing herein shall release any Party from liability for intentional breach, for fraud or as provided for in the Confidentiality Agreement.”

(c)	Clause 4.2(b) is hereby deleted and replaced with the following text:

“all of the following occur:

(i)	the Transaction Agreement is terminated by Fyffes for the reason that the Chiquita Shareholders Approval shall not have been obtained on or prior to October 24, 2014; and

(ii)	a definitive agreement providing for a Chiquita Alternative Proposal is entered into within 9 months after such termination.”

(d)	Clause 4.3(b) is hereby deleted and the subsequent clause is renumbered;

(e)	Clause 4.3(c) is hereby deleted and replaced with the following text:

“subject to satisfactory compliance with the provisions of this Agreement upon which a Chiquita Reimbursement Payment may be conditioned, a Chiquita Reimbursement Payment shall be satisfied by payment in full by Chiquita to Fyffes in cleared immediately available funds within 21 calendar days following such receipt of the written demand for payment from Fyffes.” and

(f)	Clause 4.4 is hereby deleted.

3

4.	General

4.1	This Supplemental Agreement shall be governed by, and construed in accordance with, the laws of Ireland. Each of the Parties irrevocably agrees that the courts of Ireland are to have exclusive jurisdiction to settle any dispute arising out of or in connection with this Supplemental Agreement and, for such purposes, irrevocably submits to the exclusive jurisdiction of such courts. Any proceeding, suit or action arising out of or in connection with this Supplemental Agreement shall therefore be brought in the courts of Ireland.

4.2	Chiquita hereby irrevocably appoints McCann FitzGerald Solicitors as its authorised agent upon whom process may be served in any suit or proceeding arising out of or in connection with this Supplemental Agreement, and agrees that service of process upon such agent to the following address:

Riverside One Sir John Rogerson’s Quay, Dublin 2, Ireland For the attention of: David Byers and Stephen FitzSimons,

shall constitute effective service of process upon Chiquita in any such suit or proceeding. Chiquita further agrees to take any and all action as may be necessary to maintain such designation and appointment of such agent in full force and effect until all obligations of Chiquita under this Supplemental Agreement have been satisfied or discharged.

4.3	This Supplemental Agreement may be executed in any number of counterparts, all of which, taken together, shall constitute one and the same agreement, and each Party may enter into this Supplemental Agreement by executing a counterpart and delivering it to the other Party (by hand delivery, facsimile process, e-mail or otherwise).

4.4	Any notice or other document to be served under this Supplemental Agreement may be delivered by overnight delivery service (with proof of service) or hand delivery, or sent by facsimile process, to the Party to be served as follows:

(i)	if to Chiquita, to:

Chiquita Brands International, Inc.
550 South Caldwell Street
Charlotte, NC 28202
Fax:	+1 (513) 672-2658
Attention:	General Counsel

with copy to:

McCann FitzGerald Solicitors
Riverside One
Sir John Rogerson’s Quay, Dublin 2, Ireland
Fax:	+353 1 829 0010
Attention: David Byers

and

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036
Fax:	+1 (212) 735-2000
Attention:	David J. Friedman, Esq.

and

Skadden, Arps, Slate, Meagher & Flom LLP
155 North Wacker Drive
Chicago, Illinois 60606
Fax:	+1 (312) 407-0411
Attention:	Peter C. Krupp, Esq.

4

(ii)	if to Fyffes, to:

Fyffes plc
29 North Anne Street
Dublin 7, Ireland
Fax:	+353 1 887 2755
Attention:	Seamus Keenan, Company Secretary

with copy to:

Arthur Cox
Earlsfort Centre
Earlsfort Terrace, Dublin 2, Ireland
Fax:	+353 1 618 0618
Attention:	Michael Meghen
Stephen Hegarty

and

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Fax:	+1 (212) 455-2502
Attention:	Mario A. Ponce
Elizabeth A. Cooper

or such other postal address or fax number as it may have notified to the other Party in writing in accordance with the provisions of this Clause 5.4.

(b)	Any notice or document shall be deemed to have been served:

(i)	if delivered by overnight delivery or by hand, at the time of delivery; or

(ii)	if sent by fax, at the time of termination of the fax transmission (provided that any notice received by facsimile transmission at the addressee’s location on any day that is not a Business Day, or on any Business Day after 5:00 p.m. (addressee’s local time), shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day).

5

4.5	The invalidity, illegality or unenforceability of a provision of this Supplemental Agreement does not affect or impair the continuance in force of the remainder of this Supplemental Agreement.

4.6	No release, discharge, amendment, modification or variation of this Supplemental Agreement shall be valid unless it is in writing and signed by or on behalf of each Party.

4.7	Each Party hereto represents and warrants to the other that, assuming due authorisation, execution and delivery by the other Party hereto, this Supplemental Agreement constitutes the valid and binding obligations of that Party.

4.8	Each Party hereto confirms and agrees that no provision of the Transaction Agreement shall supersede, vary or otherwise amend the provisions of this Supplemental Agreement; provided that for the avoidance of doubt, each Party understands and confirms that this Supplemental Agreement shall not affect the obligations of each Party to pay costs and expenses as provided in Clause 10.12 of the Transaction Agreement.

6

IN WITNESS whereof the Parties have executed this Supplemental Agreement as a Deed on the day and year above written.

SIGNED for and on behalf of
CHIQUITA BRANDS INTERNATIONAL, INC.
by its authorised signatory:

/s/ Edward F. Lonergan
Signature

Edward F. Lonergan
Print Name
Title: President and Chief Executive Officer

[Signature Page to Supplemental Expenses Reimbursement Agreement]

IN WITNESS whereof the Parties have executed this Supplemental Agreement as a Deed on the day and year above written.

GIVEN under the common seal
of FYFFES PLC:

/s/ David McCann
Signature

David McCann
Print Name
Title: Chairman

/s/ Tom Murphy
Signature

Tom Murphy
Print Name
Title: Director

[Signature Page to Supplemental Expenses Reimbursement Agreement]